EXHIBIT 11

                           IGI, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)

(thousands, except share and per share information)                        Three months ended
                                                                  March 31, 1999          March 31, 1998
                                                                  --------------          --------------
Net income (loss) for earnings per share                           $      (319)            $      (203)
                                                                   ===========             ===========

Weighted average shares outstanding                                  9,519,266               9,466,667

  Common stock equivalents (net of common stock
    deemed reacquired) based on average market price                        --                      --
                                                                   -----------             -----------

Total equivalent shares for diluted computation                      9,519,266               9,466,667
                                                                   ===========             ===========

Per Share Income (loss):
  Basic                                                            $     (0.03)            $     (0.02)
  Diluted                                                          $     (0.03)            $     (0.02)


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